As filed with the Securities and Exchange Commission on July 20, 2026
Registration No. 333-99593

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4 REGISTRATION STATEMENT NO. 333-99593

UNDER

THE SECURITIES ACT OF 1933

Inotiv, Inc.

(Exact name of Registrant as specified in its charter)

Indiana	8731	35-1345024
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2701 Kent Avenue

West Lafayette, Indiana 47906-1382

(765) 463-4527

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Copy to:

Beth A. Taylor

Chief Financial Officer

Inotiv, Inc.

2701 Kent Avenue

West Lafayette, Indiana 47906-1382

(765) 463-4527

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Christine G. Long Griffin D. Foster Faegre Drinker Biddle & Reath LLP 600 E. 96th Street, Suite 600 Indianapolis, Indiana 46240 (317) 569-9600

Approximate date of commencement of proposed sale to the public:
Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment is being filed by Inotiv, Inc. (the “Registrant”) to deregister all securities registered under Registration Statement on Form S-4 (File No. 333-99593) (the “Registration Statement”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”), as amended or supplemented to date, that remain unsold as of the date hereof. The Registration Statement registered the issuance of up to 228,857 shares of the Registrant’s common shares, no par value (the “Common Shares”), and certain 6% convertible subordinated notes due in 2008, in connection with the merger of PI Acquisition Corp., a wholly owned subsidiary of the Registrant, with and into PharmaKinetics Laboratories, Inc., filed with the Commission on September 13, 2002, as amended January 30, 2003, February 25, 2003, April 21, 2003 and May 23, 2003.

As previously disclosed, on June 3, 2026, the Registrant and certain of its direct and indirect subsidiaries filed voluntary petitions commencing cases under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Court”) to implement a prepackaged chapter 11 plan of reorganization (as amended, modified or supplemented from time to time, the “Plan”). On July 14, 2026, the Court entered an order (the “Confirmation Order”) confirming the Plan, as modified by the Confirmation Order, and on July 17, 2026, the Plan became effective in accordance with its terms and the Registrant emerged from bankruptcy, and in connection therewith, all Common Shares and other equity interests in the Registrant were cancelled and terminated. Accordingly, the Registrant has terminated all offerings of securities pursuant to the Registration Statement.

In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities that were registered under the Registration Statement but remain unsold as of the date hereof. As of the date hereof, the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Lafayette, Indiana, on July 20, 2026.

INOTIV, INC.

By:	/s/ Beth A. Taylor
Name: Beth A. Taylor
Title: Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, no other person is required to sign this Post-Effective Amendment.